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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 Amendment No. 3
                                       To
                                 SCHEDULE 14D-9

                      SOLICITATION/RECOMMENDATION STATEMENT
                       PURSUANT TO SECTION 14(d)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                                  PSICOR, INC.
                            (Name of Subject Company)

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                                  PSICOR, INC.
                      (Name of Person(s) Filing Statement)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                   744901 109

                      (CUSIP Number of Class of Securities)

                           Denise E. Botticelli, Esq.
                                 General Counsel
                                  PSICOR, INC.
                            16818 Via Del Campo Court
                               San Diego, CA 92127
                                 (619) 485-5599
                  (Name, address and telephone number of person
               authorized to receive notice and communications on
                    behalf of the person(s) filing statement)


                                 With a copy to:

                            Fredrick M. Miller, Esq.
                               Dykema Gossett PLLC
                             400 Renaissance Center
                             Detroit, Michigan 48243
                                 (313) 568-6975

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          The Schedule 14D-9 filed with the Securities and Exchange Commission on November 29, 1995 (as amended by Amendments No. 1 and No. 2 thereto, the "Schedule 14D-9") by PSICOR, Inc., a Pennsylvania corporation, is hereby amended as set forth herein. Capitalized terms not defined herein have the meanings assigned to them in the Schedule 14D-9.

Item 8.   ADDITIONAL INFORMATION TO BE FURNISHED.

          On January 12, 1996, Parent and the Company issued a press release, a copy of which is attached hereto as Exhibit 9 and is incorporated herein by reference, relating to the Reiss Action.

Item 9.   MATERIALS TO BE FILED AS EXHIBITS.

          Exhibit 9 Text of Press Release, dated January 12, 1996, issued by Baxter Healthcare Corporation and PSICOR, Inc.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 3 to Schedule 14D-9 is true, complete and correct.

                                             PSICOR, INC.


                                             /s/ MICHAEL W. DUNAWAY
                                             -----------------------------------
                                             By:  Michael W. Dunaway
                                             Title:  Chairman and Chief
                                                      Executive Officer


Dated:  January 12, 1996

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                                  EXHIBIT INDEX

Exhibit No.                            Description
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   9                                   Text of Press Release, dated January 12,
                                       1996, issued by Baxter Healthcare
                                       Corporation and PSICOR, Inc.